UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K/A
(Amendment No. 1)
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Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2016
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MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
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200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)
Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On February 8, 2016, Molina Healthcare, Inc. (the “Company”) issued an earnings release announcing its unaudited financial results for the fourth quarter and year ended December 31, 2015, and furnished a copy of that release as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on February 8, 2016. The purpose of this Amendment No. 1 on Form 8-K/A is to report certain immaterial adjustments to the reported financial results and to the financial statements that were included within the earnings release.
Item 2.02.    Results of Operations and Financial Condition.
Subsequent to the release of its fiscal 2015 unaudited financial results on February 8, 2016, the Company identified certain immaterial adjustments to its unaudited financial results. These adjustments were primarily related to minimum medical care ratio requirements at the California health plan, and resulted in the reclassification of certain liabilities reported as amounts due to government agencies in the Company's unaudited financial statements, to medical claims and benefits payable. These adjustments resulted in the recognition of both higher premium revenue and higher medical care costs in the quarter and year to date.
As a result of the adjustments recorded, diluted net income per share increased $0.01, to $0.52 and $2.58 for the fourth quarter and year ended December 31, 2015, respectively. The Company had previously reported diluted net income per share of $0.51 and $2.57 for the fourth quarter and year ended December 31, 2015, respectively. There was no change to previously reported net income for those periods as the impact on net income is within the rounding differences allowed for both periods.
These described adjustments to the Company's financial statements will be reflected in the financial statements filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
Item 7.01.    Regulation FD Disclosure.
The revised results for 2015 described herein have no impact on the 2016 financial outlook released by the Company on February 11, 2016.

The information in this Form 8-K/A shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date:	February 26, 2016	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary